Exhibit 99.1

Core-Mark Announces a $30 Million Increase to its Share Repurchase Program

South San Francisco, California - May 29, 2013 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that its Board of Directors has authorized the Company to repurchase an additional $30 million of the Company’s common stock.

“The Board’s action is a clear sign of its continued confidence in Core-Mark’s ability to consistently generate free cash flow,” said Thomas Perkins, President and Chief Executive Officer of Core-Mark. “We continue to invest in our growth with purchases of assets including those obtained through acquisitions as well as fund dividends and a share repurchase program, all of which we believe create shareholder value.”

Under this program, the Company is authorized to repurchase shares, from time to time, through solicited or unsolicited transactions in the open market, in privately negotiated transactions or pursuant to a Rule 10b5-1 plan. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. This share repurchase authorization is in addition to the $2.3 million remaining under the existing program as of March 31, 2013.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 30,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Forward Looking Statements
Certain information contained in this news release may constitute forward-looking statements, including statements relating to the projected amount of stock that may be repurchased under the amended program, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any forward-looking statements. The information in this release speaks only as of the date of this release. Core-Mark will not necessarily update the information in the future, except as required by law.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x3027 or at mdraper@core-mark.com